Exhibit 99.1

The Pantry Presents Preliminary Results at the Wells Fargo 2014 Convenience Store Forum

CARY, N.C., Oct. 7, 2014 (GLOBE NEWSWIRE)-- Dennis Hatchell, Chief Executive Officer of The Pantry, Inc. (Nasdaq:PTRY), will be speaking to the investment community today at the Wells Fargo Securities Research, Economics & Strategy 2014 Convenience Store Forum in Las Vegas.

The following preliminary estimates for certain fourth quarter and full fiscal year 2014 results will be included in the presentation:

Fourth Quarter Summary:

•	Comparable store merchandise revenue is estimated to have increased approximately 2.5%.

•	Retail fuel margin per gallon is estimated at approximately $0.13, up from $0.107 in the prior year quarter.

•	Comparable store retail fuel gallons sold is estimated to have declined approximately 2.5%.

Fiscal Year 2014 Summary:

•	Comparable store merchandise revenue is estimated to have increased approximately 2.6%.

•	Retail fuel margin per gallon is estimated at approximately $0.122, up from $0.115 in the prior year.

•	Comparable store retail fuel gallons sold is estimated to have declined approximately 3.0%.

Results for the fourth quarter and full year fiscal 2014 are considered preliminary estimates. These estimates remain subject to adjustment, and final results for these periods may differ materially from such preliminary estimates.

A live audio webcast and slide presentation will be accessible through the Investors section of the Company's web site at www.thepantry.com.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. The Company operates 1,518 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Forward Looking Statements

The statements in this press release that are not historical facts are forward looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward looking statements as a result of various factors. Such factors include those risks described from time to time in The Pantry's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent reports. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward looking statements. The Pantry does not undertake to update any forward looking statements in this press release or with respect to matters described herein.

The Pantry, Inc.
B. Clyde Preslar
919-774-6700
Source: The Pantry, Inc.